Exhibit 99.2

For Immediate Release

DARLING INTERNATIONAL INC. ANNOUNCES
SECOND QUARTER 2007 RESULTS

Irving, Texas , August 9,  2007:  Darling International Inc. (AMEX: DAR) today reported sales and results of operations for the second quarter and six months ended June 30, 2007.

For the second quarter of 2007, the Company reported net sales of $159.4 million as compared to $87.2 million for the second quarter of 2006.   Increases in sales from the Company’s acquisition of substantially all of the assets of National By-Products, LLC on May 15, 2006, and higher finished product prices accounted for the majority of the $72.2 million increase.

Net income for the second quarter of 2007 increased to $9.5 million, or $0.12 per share, as compared to a net loss of $(3.1) million, or $(0.04) per share, for the 2006 comparable period.  The $12.6 million increase in net income for the second quarter resulted primarily from:  (i) significantly higher prices for finished products;  and (ii) the substantial completion of the integration of National By-Products; which were partially offset by the 2006 impact of $4.5 million in charges related to prepayment fees and write-off of deferred loan costs in connection with termination of the Company’s previous subordinated debt and senior credit facility, and a $1.2 million charge related to a mass termination withdrawal liability arising from a multi-employer pension plan termination in June 2007.

Darling International Inc. Chairman and Chief Executive Officer Randall Stuewe said, “Following a strong first quarter, we are pleased to report continued strong earnings in the

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second quarter.  Higher finished product prices indicate the underlying anticipated global commodity demand for grains and oil seeds for the production of bio-fuels.  Combined with the substantially completed integration and resulting synergies from the National By-Products acquisition, we believe that Darling is well positioned for the remainder of 2007.”

For the six months ended June 30, 2007, the Company reported net sales of $298.0 million as compared to $163.6 million for the 2006 comparable period.  The $134.4 million increase in sales is primarily attributable to the Company’s acquisition of substantially all of the assets of National By-Products on May 15, 2006 and improved prices for finished products.

For the six months ended June 30, 2007, the Company reported net income of $19.1 million, or $0.23 per share, as compared to a net loss of $(2.8) million, or $(0.04) per share, for the 2006 comparable period.  The $21.9 million increase in net income for the six months ended June 30, 2007 resulted primarily from:  (i) higher finished product prices; and (ii) the substantial completion of the integration of National By-Products; which were partially offset by the 2006 impact of $4.5 million in charges related to prepayment fees and write-off of deferred loan costs in connection with termination of the Company’s previous subordinated debt and senior credit facility, and a $1.2 million charge related to a mass termination withdrawal liability arising from a multi-employer pension plan termination in June 2007.

Darling International will host a conference call to discuss the Company's second quarter 2007 financial results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on Friday, August 10, 2007.  To listen to the conference call, participants calling from within North America should dial 888-694-4702; international participants should dial 973-582-2741.  Please call approximately ten minutes before the start of the call to ensure that you are connected.

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The call will also be available as a live audio web cast that can be accessed on the Company website at http://www.darlingii.com/investors/investors.html or http://www.earnings.com.  Following its completion, a replay of the call can be accessed until August 24, 2007 by dialing 877-519-4471, or 973-341-3080 outside of North America.  The access code for the replay is 9096697.   The conference call will also be archived on the Company's website for seven days.

Darling International Inc. is the largest publicly traded, food processing by-products recycling company in the United States. The Company recycles used restaurant cooking oil and by-products from the beef, pork and poultry processing industries into useable products such as tallow, feed-grade fats, meat and bone meal, and hides. These products are primarily sold to agricultural, leather, oleo-chemical and bio-diesel manufacturers around the world.  In addition, the Company provides grease trap collection services and sells equipment to restaurants.

For more information, please visit http://www.darlingii.com.

{This media release contains forward-looking statements regarding the business operations and prospects of Darling and industry factors affecting it. These statements are identified by words such as "may," "will,"  " begin, " " look forward, " , "expect," "believe," "intend," "anticipate," "should", "estimate," “continue," “momentum” and other words referring to events to occur in the future. These statements reflect Darling's current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including business and economic conditions in its existing markets and in global demands for biofuels that could cause actual results to differ materially from those projected in such forward-looking statements. Other risks and uncertainties regarding Darling, its business and the industry in which it operates are referenced from time to time in the Company’s filings with the Securities and Exchange Commission.  Darling is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

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Darling International Inc.
Consolidated Operating Results
For the Periods Ended June 30, 2007 and July 1, 2006
(Dollars in thousands, except per share amounts)
(Unaudited)

Three Months Ended	Six Months Ended

June 30, 2007	July 1, 2006	$ Change Favorable/ (Unfavorable)	June 30, 2007	July 1, 2006	$ Change Favorable/ (Unfavorable)

Net sales	$ 159,425	$ 87,231	$ 72,194	$ 298,037	$ 163,631	$ 134,406
Costs and expenses:
Cost of sales and operating expenses	121,925	68,831	(53,094)	225,169	129,512	(95,657)
Selling, general and administrative expenses	14,295	11,817	(2,478)	26,876	21,504	(5,372)
Depreciation and amortization	5,795	5,049	(746)	11,539	9,182	(2,357)
Total costs and expenses	142,015	85,697	(56,318)	263,584	160,198	(103,386)
Operating income	17,410	1,534	15,876	34,453	3,433	31,020
Other income/(expense):
Interest expense	(1,326)	(1,760)	434	(2,959)	(3,302)	343
Other, net	(102)	(4,760)	4,658	(531)	(4,529)	3,998
Total other income/(expense)	(1,428)	(6,520)	5,092	(3,490)	(7,831)	4,341
Income/(loss) from operations before income taxes	15,982	(4,986)	20,968	30,963	(4,398)	35,361
Income taxes (expense)/benefit	(6,500)	1,837	(8,337)	(11,901)	1,615	(13,516)
Net income/(loss)	$ 9,482	$ (3,149)	$ 12,631	$ 19,062	$ (2,783)	$ 21,845
Basic income/loss per share	$ 0.12	$ (0.04)	$ 0.16	$ 0.24	$ (0.04)	$ 0.28
Diluted income/loss per share	$ 0.12	$ (0.04)	$ 0.16	$ 0.23	$ (0.04)	$ 0.27

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    FOR MORE INFORMATION CONTACT:
         John O. Muse, Executive Vice President of                                                                    251 O’Connor Ridge Blvd., Suite 300
              Finance and Administration, or                                                                                   Irving, Texas 75038
         Brad Phillips, Treasurer                                                                                                      Phone: 972-717-0300